10.40 April 20, 2009 exclusive Licensing Agreement with AnderMotion Technologies LLC to manufacture, sell and distribute motion control devices utilizing the AMT encoder technology.

LICENSING AGREEMENT

Between

Waytronx, Inc. and AnderMotion Technologies LLC

THIS AGREEMENT, made by and between Waytronx, Inc., a Colorado Corporation and its wholly owned subsidiary, CUI, INC., both with offices at 20050 SE 112th Avenue, Tualatin OR 97062, USA ("Licensee"), and AnderMotion Technologies LLC, a Washington Limited Liability Company headquartered at 8259 NE Juanita Dr, Kirkland, WA 98034 ("Licensor").

WHEREAS, Licensee desires to obtain a license, and Licensor desires to grant a license under the Licensed Technology as defined herein on the terms and conditions specified herein;

Scope

This agreement pertains to technology developments undertaken by AnderMotion Technologies LLC related to rotation encoders utilizing capacitive sensor technology. The application of this technology to products produced, marketed, serviced, repaired and developed by Licensee are inclusive in this agreement.

AnderMotion Technologies LLC and particularly Ingvar Andermo have in the past worked with Licensee through its subsidiary CUI to develop products utilizing the referenced technology. The details and historical perspective of these past working arrangements are contained in **Exhibit E** to this document

This agreement includes and formalizes the "gentlemen's" agreement between Ingvar Andermo and CUI that was memorialized in a document according to **Exhibit F**. Said exhibit attached hereto merely as background information and ***not*** incorporated herein.

NOW THEREFORE, the parties hereto agree as follows:

1. Definitions

"Licensed Technology" shall mean all aspects related to the application of the capacitive sensor technology including but not limited to trade secrets, know-how, copyrights to designs of encoders and ASIC's, test methods, test programs, engineering expertise and patents set forth in **Exhibit A** attached hereto.

"Licensed Product" shall mean a specific product having a specification sheet, a unique part number (which may include sub part numbers), and a production date or batch number which utilizes Licensed Technology specified as defined in **Exhibit A**. If the capacitive sensor is an integral and essential component of a more complex product manufactured, marketed or assembled and sold by the Licensee then that more complex component is considered to be a Licensed Product. The Licensed Products are listed in **Exhibit B**, which may be amended from time to time according to agreement between the parties.

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2. Grant of License

2.1. Licensor hereby grants to Licensee, during the term of this Agreement and subject to the restrictions set forth herein, the ***exclusive*** right to make, use and sell Licensed Products embodying or made in accordance with the Licensed Technology on a worldwide basis within the limitations of any distribution or sales restrictions imposed by US State Department or other US government agency.

2.2. Licensee is granted exclusive right to use the Licensed Technology for the Licensed Product part numbers defined in **Exhibit B** attached.

2.3. Non use and blocked applications: In the event that Licensee product lines include an application part number of the Licensed Technology that is not being manufactured in production quantities Licensor may withdraw that application part number from Licensee after following the procedure outlined in **Exhibit C** attached.

3. Licensor retains rights for separate business

3.1. Licensee acknowledges that the Licensor retains full rights to use the Licensed Technology for products other than the Licensed Products produced by Licensee.

3.2. Non – Compete: Licensor will not compete or allow a competitive situation to be established between Licensees of the Licensed Technology. In this respect competitive situation is defined as form fit and functional interchangeability between competing products.

3.3. Custom products (ASIC's and encoders) remain a separate and continuing business for Licensor. Licensor will continue to work with third parties in relationships established prior to the relationship with Licensee defined in this agreement. Licensor may from time to time establish new relationships with third parties for the development of new products and components based on the Licensed Technology. Where practical, Licensor will encourage third parties to purchase components or complete product from Licensee. Where it is not practical Licensor will work directly with the third parties including providing custom ASICS and other components as required.

3.4. Custom projects suggested by Licensee shall be controlled by Licensee or be done by Licensor according to agreement between the parties for each case. In case of such referral of a project by Licensee to Licensor, Licensee shall receive a 6% sales commission on gross revenue unless otherwise agreed for specific cases. Non Recurring Expenses shall not be included in the commission base.

3.5. Licensor shall not enter into a project for a custom rotational encoder with a customer, who is a known customer of Licensee, without first conferring with Licensee.

3.6. Exhibit D contains a disclosure of a pre-existing customer for a rotational encoder.

4. Product development and support

4.1. Licensor shall, as a part of this Agreement, support Licensee with test instructions, test programs, and design of test equipment, against reimbursement of cost for engineering time and material.

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4.2. Licensee shall be responsible for reliability tests and may make changes to the designs to increase reliability and/or adapt to production. Licensee shall include Licensor in decisions regarding such changes.

4.3. Licensor shall, as a part of this Agreement, support Licensee with development of new products according to budget and agreement in each case. This includes the products identified in item B and C in Exhibit B. A separate developmental plan will be established and agreed for each new product prior to the start of work. Licensor and Licensee will agree on the statement of work, budgetary estimates, budgetary contributions and schedules as part of the developmental plan

5. Term

5.1. The term of this Agreement shall be from the date on which this Agreement is fully executed until terminated by mutual consent of the parties hereto, unless earlier terminated as set forth below.

5.2. Either party may terminate this Agreement for material breach which is not cured within fifteen (15) days of receipt of written notice by the other party or immediately upon notice of termination in the event of a material breach that by its nature cannot be remedied within fifteen (15) days. Licensor may terminate this Agreement immediately if Licensee terminates its business operations; becomes insolvent; suffers the appointment of a receiver or makes an assignment for the benefit of any creditor; enters into voluntary or involuntary bankruptcy; or there is a material change in ownership of Licensee or a sale or transfer of substantially all of Licensee's assets.

5.3. Upon termination of this Agreement: (i) all authorizations and licenses granted by Licensor will terminate and all rights shall revert to Licensor; (ii) Licensee will pay to Licensor in full, within thirty (30) days of the termination date, all amounts owed to Licensor; (iii) Licensee may sell only Licensed Product in its inventory and any additional Licensed Product for which purchase orders have been accepted on or before termination date; (iv) the parties will immediately return to the other all of the other's materials, documentation, data and Confidential Information, including all related materials that were derived there from; and (v) The parties shall cooperate with each other to complete all outstanding obligations to any end users and to each other.

6. Compensation

6.1. Licensee shall pay a royalty to Licensor in an amount equaling fifteen percent (15%) of the Gross Revenue of all units of Licensed Products shipped by Licensee, its agents, resellers or distributors which in any way incorporate the Licensed Technology (the "Royalty Fee").

6.2. For the purposes of this Agreement, the term "Gross Revenue" shall be based on the sale price of each unit of the licensed product of any end item product incorporating the Licensed Technology.

6.3. The Royalty Fee shall be paid on the 15th day of the second month of each quarter based on the actual units sold and paid for during the previous quarter.

6.4. Licensor shall receive an initial Licensing Fee upon full execution of this Agreement in an amount equal to fifteen percent (15%) of the gross sales of the product up to-date.

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6.5. Both parties agree that all fixed expenses incurred up to date of this agreement are written off against previous gentlemen's agreement and there will no attempt to recover these expenses between the parties.

6.5.1. Such fixed expenses include, but are not limited to the approximately $500,000 previously invested by Licensee and any and all investments of time, labor, or monies invested by Licensor.

7. Non-Assignability

7.1. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties to this Agreement. This Agreement may neither be assigned nor transferred, either in whole or in part by either party without first obtaining the written consent of the other party. Notwithstanding the foregoing, Licensor may transfer this Agreement to a successor in interest by reason of acquisition, consolidation or merger or to the purchaser of all, or substantially all, of Licensor's assets.

8. Warranty and Representations

8.1. Licensor warrants and represents that it has the legal right to grant the license set forth herein.

8.2. Licensor further warrants that the Licensed Technology as presented to Licensee materially performs as tested by Licensee and that the design as presented in a developmental format is stable, repeatable, reliable and performs within the tolerances conveyed to Licensee. Licensor does not provide Licensee with a production design. Licensee acknowledges the responsibility to complete all aspects of the design necessary for volume or batch production including assembly and test fixtures, test programs and specialized test equipment, although the Licensor is available as a resource according to paragraph 4.1. Licensee is responsible for all aspects of environmental and reliability testing (as required) for the particular application of the Licensed Products. Licensor will provide guidance advice to Licensee to resolve any unexpected problems encountered during the productization phase of the product development.

8.3. EXCEPT AS EXPRESSLY WARRANTED ABOVE, LICENSOR HEREBY DISCLAIMS ANY AND ALL OTHER WARRANTIES, EITHER EXPRESS, IMPLIED OR STATUTORY, OR ARISING BY COURSE OF CONDUCT OR PERFORMANCE, CUSTOM OR USAGE, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

9. Patent Markings

Licensee agrees to mark all Licensed Products sold or otherwise disposed of under the license granted herein with the words "U.S. Patent No." and the numbers of the Licensed Patents or "U.S. Patent Pending," as applicable, when the product contains features according to such patent.

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10. Statements and Payments

10.1. Books and Records / Accounting -- Licensee shall keep true, accurate and complete books of account and records covering all transactions relating to the Licensed Product, which shall conform to generally accepted accounting principles and be certified by Licensee's Chief Financial Officer. If audited financial reports are available, they shall also be provided. On or before thirty (30) days following the end of each calendar quarter, Licensee shall render an accounting to Licensor for Royalty monies due for the past calendar quarter. Upon not less than ten (10) days advance notice, Licensor, or an auditor, accountant or other representative of Licensor, shall have the right to examine, audit and to make copies or extracts of such books of account and records, Licensor shall be entitled to exercise this right of examination at all reasonable times of the year. Licensee shall maintain all such books of account and records for a period of at least four (4) years following the mutual termination or expiration of this Agreement.

10.2. Discrepancies -- If it is determined in the course of any examination that Licensee has underpaid Royalties or any other amounts, then within ten (10) days after receipt of notice of the underpayment, Licensee shall remit to Licensor the amount of the underpayment, together with interest thereon computed at United States' prime plus two percent (2%) from the date payment of the unpaid Royalties was originally due to the date of payment. Should the amount of the underpayment equal five percent (5%) or more, within ten (10) days after receipt of an invoice from Licensor, Licensee shall pay to Licensor the total out-of-pocket cost of the examination which revealed the underpayment, including the cost of auditors, accountants and attorneys. Should the amount of the underpayment equal ten percent (10%) or more, then Licensor, at its sole discretion, may terminate this Agreement based on a material breach by Licensee.

10.3. Interest -- Without limitation of any of Licensor rights or remedies, any sum required to be paid by Licensee to Licensor under this Agreement which is not paid on the date due shall bear interest at United States' prime plus two percent (2%) calculated daily from the due date until the date of payment.

11. Licensee/Licensor Relationship.

Nothing in this Agreement shall be construed to place the Parties in the relationship of partners, joint ventures, and/or agents, and neither Party shall have the power to obligate or bind the other Party in any manner whatsoever. The Parties specifically acknowledge that this Agreement creates a licensor/licensee relationship between them, even though Licensor retains certain approval rights and other controls which are usual and customary in the industry for which such license is granted and needed to protect the Licensed Technology and the goodwill associated therewith. Licensee further acknowledges that (i) it is relying primarily on its own knowledge, skill and expertise in the industry, and (ii) Licensor has not provided, suggested or recommended any marketing plan and that, subject to Licensor's approval rights and controls provided herein, Licensee shall be free to operate its business according to its own marketing plan or system.

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12. Ownership and Protection of Intellectual Property

12.1. Licensee recognizes and acknowledges the validity and enforceability of the Licensed Technology. LICENSEE FURTHER ACKNOWLEDGES LICENSOR'S OWNERSHIP OF ALL RIGHT, TITLE AND INTEREST IN AND TO THE LICENSED TECHNOLOGY, ANY AND ALL DERIVATIVES, MODIFICATIONS AND ENHANCEMENTS OF THE LICENSED TECHNOLOGY AND THE GOODWILL ASSOCIATED THEREWITH. Licensee shall not acquire nor claim any right, title or interest in or to the Licensed Technology or any other intellectual property of Licensor or any related parties as a result of the rights granted herein or the use of the Licensed Technology in accordance with the terms of this Agreement. Licensee shall not file any patent, copyright, trademark, or other application anywhere in the world to register, in whole or in part, any of the Licensed Technology or Materials or any marks confusingly similar thereto. Any and all benefits arising from Licensee's use of the Licensed Technology shall inure exclusively to the benefit of Licensor. Licensee shall not attack or dispute Licensor's ownership or the validity of the Licensed Technology or the validity of this Agreement.

12.2. Licensee acknowledges the importance to LICENSOR of protecting the Licensed Technology.

12.3. Licensee shall cooperate fully and in good faith with LICENSOR to preserve and protect the Licensed Technology throughout the world. Such cooperation shall include, but shall not be limited to, providing information relating to Licensee's use of the Licensed Technology which Licensor requires for the preparation or prosecution of any patent, copyright, and/or trademark registration applications and executing or causing to be executed registered user agreements or other documents required by Licensor to apply for, prosecute, maintain or renew any patent, copyright, and/or trademark registration applications or to comply with the laws, regulations, codes or standards of any country with respect to the recordation of licenses.

12.4. Licensee shall cooperate with all efforts by Licensor to prevent or stop the infringement or other unauthorized uses of the Licensed Technology and/or Materials and to otherwise protect the same and Licensor's rights therein. What action, if any, shall be taken with respect to any infringement or other unauthorized use of the Licensed Technology and/or the Materials shall be within Licensor's sole and exclusive discretion. Licensor may institute or prosecute any claim or suit which they deem appropriate in their own name or in the name of Licensee to prevent the infringement or unauthorized use of the Licensed Technology and Materials and may join Licensee as a party thereto where they determine that it is necessary or advantageous to do so at Licensor's, (but not Licensee's) expense as applicable. Licensor shall be solely entitled to, and Licensee shall pay over to Licensor, all proceeds from any such claim or suit by reason of a judgment or settlement or other disposition. Licensee shall not file any claim or suit or take any other action with respect to such infringement or unauthorized use without Licensor's prior written consent. Licensee shall promptly notify Licensor of any infringements or perceived infringements of any rights in the Licensed Technology and/or the Materials which come to Licensee's attention. Licensee shall not have any rights against Licensor because of Licensor's failure to take any action with respect to any alleged infringement or other unauthorized use of the Licensed Technology or Materials.

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13. Export.

Licensee acknowledges that the Licensed Technology may contain "encryption items," the export and re-export of which may be restricted to certain destinations and end users. Licensee agrees that it will comply in all respects with all applicable U.S. export regulations, rules and laws, including without limitation, the Export Administration Regulations promulgated by the U.S. Department of Commerce and codified at 15 C.F.R. §§ 730-774, the regulations pertaining to sanctions programs and Specially Designated Nationals and Blocked Persons administered by the U.S. Department of the Treasury, and all other similarly applicable rules, regulations and statutes promulgated, administered or enforced by any U.S. government agency. Without limiting the foregoing, Licensee agrees that it will not export or re-export the Licensed Technology in any form to any destination or end user without making or obtaining all necessary submissions, filings, export licenses or other governmental permissions required under any applicable export regulation, rule or law. Licensee will indemnify and hold harmless Licensor from and against any liabilities, costs, fines, penalties and other expenses, including reasonable attorney fees, incurred by Licensor as a result of Licensee's breach of the foregoing covenants.

14. Notices.

All notices required or permitted to be given pursuant to this Agreement shall be in writing, and shall be delivered either personally, by overnight delivery service or by U.S. certified or registered mail, postage prepaid, return-receipt requested and addressed to the Parties at their respective addresses as they appear below their respective signatures hereon. The Parties may change their addresses for notice by giving notice of such change in accordance with this Section. Notices sent by overnight delivery service shall be deemed received when delivery is confirmed in writing with such overnight delivery service. Mailed notices shall be deemed received upon the earlier of the date of delivery shown on the return-receipt, or the third business day after the date of mailing.

15. Technology or Product Improvements

15.1. Each Party shall promptly disclose to the other in such detail as the other may reasonably require all Improvements that it may develop or acquire during the Term except in so far as such disclosure is prevented by confidentiality obligations in favor of a third party.

15.2. Any Improvement disclosed to the Licensee by the Licensor under clause 15.1 shall, from the date of disclosure, be deemed to be part of the Licensed Technology for the purposes of this Agreement.

15.3. Following termination, but not expiry, of this Agreement other than by reason of material breach by the Licensor, the Licensor shall have a non-exclusive, perpetual, irrevocable, worldwide license to use and exploit all Improvements disclosed to it under clause 15.1 with the right to grant sub-licenses. Licensee shall also procure Licensor the right to have a non-exclusive, perpetual, irrevocable, worldwide license to use and exploit any third party intellectual property in the Licensed Product. The Licensee shall promptly do all things reasonably necessary to enable Licensor to continue the commercialization of the Licensed Product with a third party.

15.4. The Licensee shall at the request and cost of the Licensor procure Licensor the right to have a non-exclusive, perpetual, irrevocable, worldwide license to use and exploit within the Field of Use any third party intellectual property in the Improvements.

15.5. Subject to clause 15.2 and clause 15.3 Improvements shall remain the exclusive property of the Party that devises, develops or acquires them. Improvements arising from work carried out jointly shall belong to the Parties equally unless they agree otherwise.

15.6. Each Party shall, subject to clause 17, enjoy free discretion to exploit jointly-owned Improvements, including the right to grant sub-licenses, provided that, prior to granting any sub-license, the grantor notifies the other Party of the proposed grant and notifies the proposed Licensee of the other Party's interest in the rights to be licensed.

16. Confidential Information.

16.1. Disclosure: Both parties may, in connection with this Agreement, disclose to the other party information considered confidential and proprietary information of the disclosing party ("Confidential Information"). Information shall be considered Confidential Information if identified as confidential in nature by the disclosing party at the time of disclosure or which by its nature is normally and reasonably considered confidential, such as information related to past, present or future research, development or business affairs, any proprietary products, materials or methodologies, or any other information which may provide the disclosing party with a competitive advantage. Confidential Information, if disclosed or provided in tangible form, shall be clearly and conspicuously identified as confidential or proprietary. Confidential Information, if orally or visually disclosed, shall be identified as confidential or proprietary in nature at the time of disclosure. The receiving party shall protect the disclosing party's Confidential Information with the same degree of care that it regularly uses to protect its own Confidential Information from unauthorized use or disclosure, but in no event less than a reasonable degree of care. Confidential Information shall not be provided or disclosed to anyone except those employees of the receiving party with a need to know under this Agreement. No rights or licenses under patents, trademarks or copyrights are granted or implied by any disclosure of Confidential Information. Confidential Information and any and all authorized copies thereof shall remain the property of the disclosing party and shall be destroyed or returned if requested by the disclosing party. The receiving party shall not export or re-export Confidential Information without the appropriate United States or foreign government export license. The obligations of this Section 14 shall survive the termination or expiration of this Agreement for a period of five (5) years.

16.2. Exceptions to Confidentiality: The obligations of confidentiality imposed by this Section 14 shall not apply to any Confidential Information that: (i) is rightfully received from a third party without accompanying markings or disclosure restrictions; (ii) is independently developed by employees of the receiving party who have not had access to such Confidential Information; (iii) is or becomes publicly available through no wrongful act of the receiving party; (iv) is already known by the receiving party as evidenced by documentation bearing a date prior to the date of disclosure; (v) is approved for release in writing by an authorized representative of the disclosing party; or (vi) is required to be disclosed pursuant to any statutory or regulatory provision or court order.

17. Governing Law; Dispute Resolution; Equitable Relief

17.1. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF WASHINGTON (REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAW).

17.2. EACH PARTY IRREVOCABLY CONSENTS AND AGREES THAT ANY LEGAL ACTION, SUIT OR PROCEEDING AGAINST IT WITH RESPECT TO ITS OBLIGATIONS OR LIABILITIES UNDER OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT SHALL

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BE BROUGHT ONLY IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF **WASHINGTON** OR, IN THE EVENT (BUT ONLY IN THE EVENT) SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION OVER SUCH ACTION, SUIT OR PROCEEDING, IN THE COURTS OF THE STATE OF **WASHINGTON** SITTING IN THE CITY OF **SEATTLE**, AND EACH PARTY HEREBY IRREVOCABLY ACCEPTS AND SUBMITS TO THE JURISDICTION OF EACH OF THE AFORESAID COURTS IN PERSONAM, WITH RESPECT TO ANY SUCH ACTION, SUIT OR PROCEEDING (INCLUDING CLAIMS FOR INTERIM RELIEF, COUNTERCLAIMS, ACTIONS WITH MULTIPLE DEFENDANTS AND ACTIONS IN WHICH SUCH PARTY IS IMPLIED). **EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT IT MAY HAVE TO A JURY TRIAL IN ANY LEGAL ACTION, SUIT OR PROCEEDING WITH RESPECT TO, OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.**

17.3. LICENSEE HEREBY IRREVOCABLY DESIGNATES ITS OFFICE AT ***20050 SW 112th Avenue, Tualatin, OR 97062,*** AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, FOR AND ON ITS BEHALF SERVICE OF PROCESS IN ANY LEGAL ACTION OR PROCEEDINGS WITH RESPECT TO THIS AGREEMENT, AND SUCH SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY THEREOF TO THE PROCESS AGENT.

17.4. LICENSOR HEREBY IRREVOCABLY DESIGNATES ITS OFFICE AT **8259 NE Juanita Dr., Kirkland, WA 98034** AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, FOR AND ON ITS BEHALF SERVICE OF PROCESS IN ANY LEGAL ACTION OR PROCEEDINGS WITH RESPECT TO THIS AGREEMENT, AND SUCH SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY THEREOF TO THE PROCESS AGENT.

17.5. EACH PARTY AGREES THAT MONEY DAMAGES WOULD NOT BE A SUFFICIENT REMEDY FOR THE OTHER PARTY FOR ANY BREACH OF THIS AGREEMENT BY IT, AND THAT IN ADDITION TO ALL OTHER REMEDIES THE OTHER PARTY MAY HAVE, IT SHALL BE ENTITLED TO SPECIFIC PERFORMANCE AND TO INJUNCTIVE OR OTHER EQUITABLE RELIEF AS A REMEDY FOR ANY SUCH BREACH TO THE EXTENT PERMITTED BY APPLICABLE LAW. EACH PARTY AGREES NOT TO OPPOSE THE GRANTING OF SUCH RELIEF IN THE EVENT A COURT DETERMINES THAT SUCH BREACH HAS OCCURRED, AND AGREES TO WAIVE ANY REQUIREMENT FOR THE SECURING OR POSTING OF ANY BOND IN CONNECTION WITH SUCH REMEDY.

18. Attorneys' Fees.

Should either Party be required to bring legal action (including arbitration) to enforce its rights under this Agreement, the arbitrator or court presiding over such dispute shall determine each Party's culpability regarding the underlying dispute and each Party's respective efforts to resolve the matter amicably prior it being submitted to arbitration or, if applicable, to the court for injunctive relief, and such arbitrator or court shall determine the percentage, if any, that each Party shall be required to reimburse each other Party for the latter's expenses, including arbitration or court costs and reasonable attorneys' and expert witness fees and costs in addition to any other relief to which it is entitled. Such recovery of attorneys' fees shall include any attorneys' fees incurred in connection with any bankruptcy or reorganization proceeding, including stay litigation. The Parties further agree that any attorneys' fees incurred in enforcing any judgment are recoverable as a separate item, and that this provision is intended to be severable from the other provisions of this Agreement, shall survive the judgment, and is not to be deemed merged into the judgment.

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19. Enforceability.

If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

20. Entire Agreement.

This Agreement and the Exhibits attached hereto contain the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings between the parties relating to the subject matter hereof and thereof.

21. Amendments and Waivers.

All amendments and other modifications hereof shall be in writing and signed by each of the parties hereto. The failure of either party to exercise in any respect any right provided for herein shall not be deemed a waiver of any right hereunder.

22. Government Sales.

The Licensed Products are a "commercial item," as that term is defined at 48 C.F.R. 2.101 (Oct. 1995), and may contain "commercial computer software" and "commercial computer software documentation," as such terms are used in 48 C.F.R. 12.212 (Sept. 1995). Consistent with 48 C.F.R. 12.212 and 48 C.F.R. 227.7202-1 through 227.7202-4 (June 1995) (or an equivalent provision, e.g., in supplements of various U.S. Government agencies, as applicable), all U.S. Government users acquire the Licensed Products with only those rights set forth herein.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of this the 20 day of April 2009.

WAYTRONX, INC.

By: ______________________
William Clough
Title: President & CEO
Address: 20050 SW 112th Avenue
Tualatin, Oregon
97062, USA
Vox: (503) 612-2307
Fax: (503) 612-2385

ANDERMOTION TECHNOLOGIES LLC

By: ______________________
Ingvar Andermo
Title: President
Address: 8259 NE Juanita Dr.
Kirkland, WA
98034 USA
Vox: (425) 823-0679
Email: ingvar@andermotion.com

EXHIBIT A

LICENSED TECHNOLOGY

The Licensed Technology includes the following

1. The design principles for creating the rotational encoder printed wire board (PWB) and mechanical components
2. The design principles for creating the ASIC used in the excitation and sensing of the capacitive sensor and positional decoding.
3. The interconnections between the ASIC and PWB component.
4. The design of test fixtures and test programs
5. Licensor's practical Know-How about design of manufacturable encoders applicable to the Licensed Products,
6. US Patent number 6892590 and associated applications and patents in other countries, which is applicable to some but not all of the AMT encoders.

EXHIBIT B

LICENSED PRODUCTS

Licensed rotational encoder products are the following:

A. Present products

1) AMT102 and AMT103 in present configuration.

2) The Absolute encoders AMT202 and AMT203 with a molded rotor.

B. Near term planned products

To be specified and developed according to Paragraph 4.3 in the License agreement:

1) AMT102/103 modified with molded rotor and a Coarse Index, which is not sensitive to magnetic field interference. A revised ASIC will be needed for this application. (A custom developed ASIC for another customer contains a test circuit that may be usable for capacitive index. Testing on that device is starting in March 2009.)

2) AMT102/103 Plus, (This is a derivative of AMT102/103 with improved resolution.)

3) A new encoder with commutation outputs, needing a new ASIC that possibly also could be used for item B1 above.

4) The "10 mm encoder" with a diameter of about 10 mm, initiated by request from Micromo.

C. Future unplanned products

Future products sought by specific customers shall be discussed on a case-by-case basis by Licensee and Licensor and all good faith efforts shall be made by both parties to provide requested services/products in a mutually beneficial manner.

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Exhibit C

Regarding "No use" situations

A primary objective of this license agreement is the efficient use of design and development resources expended by Licensor and the effective use of that technology by Licensee in volume production. The intent is to create a "win – win" environment for both parties to this agreement.

From time to time certain products will be superseded or become obsolete or simply be retired or withdrawn from Licensee active product lines. In the event of any of these situations occurring, the affected products will be withdrawn from the license agreement listing (Exhibit B) and revert to the Licensor.

In the event that a product is still listed in the Licensee's active product listing but has not met reasonable sales expectations or its market share has been absorbed by a competing product, then the following guidelines shall apply:

If both the Licensor and Licensee have determined there is little reasonable chance of increased future sales without product enhancements or improvements and Licensee is not able or willing to invest in improvements required by the customers, the rights to that product shall revert to Licensor. If production and sales has started, with a number of customers having it designed-in with continued deliveries, the Licensee shall retain a non-exclusive license for that product as long as it is producing revenues.

One criteria that can be used for determining if a product is still being successfully marketed is if there are any new design-wins for the product during a particular year,

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Exhibit D

Disclosure of Licensor pre-existing relation to a possible customer of Licensee.

AnderMotion has since year 2002 had a relation with Mymotor in Germany regarding a custom rotational sensor for integration in a small pancake type motor (the "pennymotor") and also development of an ASIC with integrated speed control and Commutation output. Mymotor has since then been acquired by Faulhaber, which has been included in an agreement regarding the ASIC and the sensor design. According to that agreement, Mymotor/Faulhaber has the right to produce that ASIC (AMT1060B and AMT1060C) and utilize it for capacitive encoders that are sold as part of motors from their production.

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Exhibit no E

Background to this agreement

Ingvar Andermo, President of AnderMotion Technologies, LLC has considerable expertise and accumulated experience in the design, development and application of capacitive sensors for both rotary and linear applications. His expertise, accumulated in this particular field since 1980, extends to the design and application of custom integrated circuits used in the excitation and decoding of the capacitive sensor elements. He has provided much of his know-how and design knowledge to CUI since 2004 based on a "gentlemen's agreement" in support of a rotational encoder product line CUI wished to develop based on technology developed by AnderMotion. The intention was to form a new company with AnderMotion and CUI as equal partners when sales came up to a level that could sustain a complete organization.

Pursuing those goals, CUI has invested approximately $500,000 in production tooling and commenced production of AnderMotion designed encoders, which are currently marketed and sold by CUI, principally to the electric motor industry. A copy of mentioned informal agreement is attached hereto as Exhibit F.

Plans to create a new shared company have been dropped following the acquisition of CUI by WayTronX a publicly traded company. Both AnderMotion Technologies LLC and WayTronX wish to retain a formalized relationship. Both have now agreed to replace that plan with a formal License agreement providing mutual benefit to both parties with conditions and expectations that will be equitable with the previous intentions.

On October 7, 2008 the parties signed a Letter of Intent regarding forming a 50/50% jointly owned company for exploiting this technology. The parties are in agreement to void that agreement.

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EXHIBIT F
Original Draft (June 2004) to Partnership conditions between CUI and AnderMotion Technologies LLC

I:\My Documents\AnderMotion\Customers\CUI\Partnership conditions\June 25 AMT_CUI partnership draft .doc

Whereas, CUI Inc., and Oregon Corporation residing at 9615 SW Allen Blvd., Beaverton, OR 97005 (hereinafter referred to as CUI) and AnderMotion Technologies LLC (hereinafter referred to as AMT) a Washington Corporation residing at 11533 NE 118th Street, Kirkland, WA 98034 desire to enter into a partnership[1] to produce and sell low cost encoders for motor applications, it is hereby agreed as follows:

1. *MISSION:* To design, market and sell low-cost encoders with internal signal processing.

2. *OBJECTIVES:*

   a. To become a market leader in low cost encoders for motor applications.
   b. To grow to revenues of $5,000,000 in 5 years
   c. To maximize company value.

3. *RESPONSIBILITIES:*

   a. CUI agrees to set up a division to market AM low cost encoder products based on technology developed by AMT. It will have separate accounting, but will run within the CUI structure.
   b. CUI will be responsible to fund, have produced, market and sell standard encoder products developed by AMT, provide space for operation and the administrative structure.
   c. AMT will be responsible to design, develop and test products and provide key components (ASIC's) to agreed price and, when necessary, to provide technical support to customers.
   d. CUI will function as the sole marketing and sales entity for the standard products.
   e. Custom products (ASIC's and encoders) remain a separate business for AMT. CUI will receive 6% of gross revenue on sales of custom products if CUI referred the customer to AMT. NRE not included in commission base. Custom encoders that become standard products will be sold by CUI.

4. *STRUCTURE:*

   a. The partnership will at first operate as a division of CUI
   b. The Divisions accounting shall be done in a way that gives the same financial effect as in a separate company with Ownership equal to 50% AMT and 50% CUI
   c. Equity distribution will be imputed at 50% AMT and 50% CUI:
      1) AMT equity based on prior investment in development and patents.
      2) CUI equity based on capitalization of products and provision of facilities, insurance, software and other business intangibles.
   d. Cash distribution will be limited until the division is producing profit in excess of capital requirements. At that time up to 33% of profit will be available as cash distribution equally to partners. Any profit that is accumulated in the division shall be documented by notes, which can be used as means of payment for assets in the division that are transferred to NEWCO as per next section
   e. When annual sales reach $3,000,000 the division will be set up as a new company (NEWCO). At that time, any assets and liabilities within the prior division of CUI will be transferred to NEWCO. The division will be purchased by NEWCO for the net of its assets minus its liabilities. If the amount is greater than zero, notes may be used as a means of transferring the assets. For instance

Accounts receivable	$100,000
Inventory	$100,000
Other assets	$100,000
Total	$300,000

[1] The word "partnership" shall have no other meaning or implications than clearly stated in this agreement, regardless of what conventional legal meaning the word "partnership" may have.

JA

Liabilities:

Third parties		$100,000
Notes to partners for accumulated profit:		
	CUI	$100,000
	AMT	$100,000
Net worth		$0

The notes to the partners represent their equity in the division and will be converted to equity in NEWCO

f. Ownership of NEWCO will be 50% by CUI and 50% by AMT. This is based on the relative contributions of both parties at the start of the partnership.

g. Each month a Profit and loss statement and balance sheet shall be prepared reflecting the financial status. Expenses against income shall include direct development cost of products, Cost of Goods Sold; Advertising (including catalogs); travel (if necessary to customers) plus 10% of these costs for overhead which will cover rent (office and warehouse), telephone, and use of business machines, software, and web site prep/maintenance. Any interest paid for loans made to cover inventory or capital expenditures will be made at the rate charged to CUI, which is generally at prime.

An income statement would look like this:

Sales	$100,000
Cost of Goods	50,000
Gross Profit	50,000
Overhead	10,000
Salesmen's Commissions	5,000
Advertising	5,000
Travel	800
Other	200
BT profit	$ 29,000
AMT equity	$ 14,500
CUI equity acct	$ 14,500

Overhead will not exceed $10,000 unless mutually agreed by AMT and CUI. If equipment is purchased, it will be handled as a cash expense.

5. *BUYOUT PROVISIONS:*

a. Under the terms of this agreement, once NEWCO is formed, both parties shall have the right of first refusal if either partner decides to sell its interest in the company. The price shall be at no less than book value.

b. If either party wants to buy out the other, once a firm price offer is made, the selling party may execute a purchase of the buyer's shares at the same price.

6. *BUDGET FOR 1ST YEAR:*

7. *BUDGET FOR 2ND YEAR:*

8. *BUDGET Price FOR AMT1020 ASIC's to be purchased from AnderMotion:*

10,000 units: $4.50
100,000 units: $2.50
250,000 units: $1.85

TA

CUI Inc.
Computation of License Fee
AMT Sales through April 20, 2009

	Sales
VAM 977s	$ 62,819.10
VAM 5977s	$ -
SAP 977s (pre 2009)	$ 197,076.25
SAP 5977s(pre 2009)	$ 6,238.50
SAP 977s (January 1 - April 20, 2009	$ 88,210.60
SAP 5977s (January 1 - April 20, 200	$ 1,261.25
Total sales through January 2009	$ 355,605.70
License Fee Rate	15%
License Fee	$ 53,340.86